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                                  EXHIBIT 99.1

                                  PRESS RELEASE


The following is the text of a press release issued by Genesco Inc. on October 19, 1998, relating to third quarter earnings expectations.

NASHVILLE, Tenn., Oct. 19, 1998 --- Genesco Inc. (NYSE: GCO) announced today that it preliminarily expects to report earnings in the third quarter ending October 31, 1998, in the range of $0.24 to $0.29 per share. Last year, Genesco reported third quarter earnings of $0.35 per share.
         The Company noted that sales in certain of its retail divisions have been at lower than expected levels thus far during the quarter. It attributed the sales shortfall to a generally cautious retail environment, combined with the effects of Hurricane Georges and liquidation sales and inventory reduction programs associated with the recently announced restructuring of a competing retail company. The Company also said that at-once orders from certain wholesale accounts involved in these inventory reduction programs have also been somewhat below expected levels in recent weeks.
         Genesco plans to announce its third quarter results during the third week of November.
         The Company also announced that it has completed the purchase in open market transactions of more than half of the shares covered by the program announced in August to repurchase up to 2.6 million shares of its common stock.
         This release includes certain forward-looking statements, specifically including those regarding the Company's earnings expectations for the third quarter. These statements involve a number of risks and uncertainties which could cause actual results materially different from the expectations. These risks and uncertainties include those identified in the Company's filings with the Securities and Exchange Commission as well as uncertainties during the remainder of the quarter related to consumer demand for footwear, which could lead to lower than expected sales in the Company's wholesale and retail operations.


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         Genesco, based in Nashville, markets and distributes branded footwear.
Genesco's owned and licensed footwear brands, sold through both wholesale and retail channels of distribution, include Johnston & Murphy, Dockers Footwear and Nautica Footwear. Genesco's products are sold at wholesale to more than 2,700 retailers, including the Company's own network of 656 footwear retail stores in the U.S., operated principally under the names Journeys, Johnston & Murphy, Jarman and Underground Station. The Company also operates the Volunteer Leather Company, a leather tanning and finishing business.